EXHIBIT 99.1

CONTACT

INVESTOR RELATIONS
Patrick C. O’Connor
Chief Financial Officer
Aviza Technology, Inc.
Phone +1 (831) 439-6360
Fax +1 (831) 439-6320
pat.oconnor@aviza.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY RECEIVES NASDAQ PERIODIC REPORTS NOTICE

SCOTTS VALLEY, Calif., May 19, 2009—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today announced that on May 14, 2009, as management expected, the Company received a letter from Nasdaq notifying the Company that it does not comply with the obligation to file periodic reports under Rule 5250(c) of the Nasdaq Listing Rules.  According to Nasdaq’s letter, the Company will be provided 60 calendar days to submit a plan to regain compliance, and if Nasdaq accepts the plan, the Company may be granted an exception of up to 180 calendar days from the filing’s due date, or until November 9, 2009, to regain compliance.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.aviza.com.